Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of May 31, 2018 (the “Effective Date”), is made between Caris Science, Inc., a Texas corporation (the “Company”), and Brian Brille (the “Executive”).

A.            The Company and its affiliates are engaged in the business of providing diagnostics products and services, including, without limitation, pathology and work flow solutions, tissue banking, data aggregation and analytics, disease diagnostics and analysis, molecular diagnostics, lab services, basic and development research, biomarker or target discovery, commercial development of related products or services, marketing, sale and commercialization that is (i) directly or indirectly based on, connected with, or relating to lipid encapsulated bodies including intracellular or extracellular microvesicles or exosomes, or (ii) directly or indirectly involved or based on use, interrogation, analysis, assessment or preparation of a human sample comprised of blood, urine, saliva or other bodily fluids or any component thereof for use in clinical assessment relating to cancer or other disease, (iii) directly or indirectly utilizes one or more libraries comprised of oligonucleotides or oligonucleotide derivatives to assess one or more molecular components of a biological, chemical or other system, or (iv) directly or indirectly involves molecular profiling of any human-derived sample or specimen and associated therapeutic decision support for any clinical or research purpose relating to or connected with cancer (collectively and singularly, along with any other business in which the Company engages, is hereinafter referred to as the “Business”).

B.            The Company and the Executive desire to enter into this Agreement to govern the employment relationship between them.

NOW THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
EMPLOYMENT AND ACCEPTANCE

1.1            Employment by the Company. The Company hereby agrees to employ the Executive for a three (3) year term (the “Term”) commencing on the Effective Date, and expiring three (3) years from the Effective Date. During the Term, the Executive shall serve in the capacity of Vice Chairman, subject to the direction of the Chief Executive Officer of the Company or his designee. Upon expiration of the Term, the Term of this Agreement will automatically renew for successive one (1) year periods unless terminated in accordance with the terms hereof.

1.2            Duties and Responsibilities. During the Term, the Executive shall devote the Executive’s best efforts and all of the Executive’s business time and services to the Company, its affiliates and subsidiaries, and shall carry out all Company policies and directives in a manner which will promote and develop the Company’s best interests, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) subject to approval by the Board, not to be unreasonably withheld or delayed, serve on the board of directors or similar board of for-profit organizations (provided that service on the boards of directors of up to two for-profit entities shall be deemed approved), in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. The Executive shall have the duties and authority assigned to the Executive by the Chief Executive Officer, and as set forth in the Company’s Bylaws, policies and procedures from time to time in force. Among other things, Executive’s duties and responsibilities will be to:

(a)            Lead the Company’s Finance, Accounting, and Business Development teams, with responsibility for identifying, analyzing, and creating strategic plans for the Company; provided, however, that Executive will not have responsibility for preparing or approving the Company’s financial statements, but will have a supervisory role over those responsible for such financial statements;

(b)            Undertaking and developing major strategic initiatives and joint ventures; and

(c)            Assist the Company with raising capital, mergers and acquisitions, structured deals, debt financing and business development, including resultant work to enact, define, refine, and execute the Company’s strategic priorities.

1.3            Company Representations and Warranties. The Company represents and warrants that (i) it has full authority to enter into this Agreement, and (ii) that it is not restricted in any manner from employing the Executive under the terms and conditions set forth in this Agreement.

1.4            Acceptance of Employment by the Executive. The Executive hereby accepts such employment and represents and warrants that (i) the Executive has full authority to enter into this Agreement, (ii) the Executive is not restricted in any manner from providing services hereunder or from engaging in the Business and (iii) the Executive is not aware of any situation creating a conflict of interest between the Executive and the Company.

Executive agrees to Company performing appropriate due diligence related to his potential Employment (as defined below) and to the on-going Employment. Company may perform any and all background checks it deems necessary and require appropriate certifications prior to employing Executive and at any time during Executive’s Employment. Executive acknowledges Company’s right to perform the appropriate background checks.

ARTICLE II.
COMPENSATION AND OTHER BENEFITS

2.1            Annual Salary.

(a)            The Company shall pay the Executive a salary at the rate of $500,000.00 per year of Employment hereunder (the “Annual Salary”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect (typically biweekly), less such deductions as shall be required to be withheld by applicable law and regulations. The Chief Executive Officer shall review the Executive’s performance and decide whether to increase, but not decrease, the Executive’s Annual Salary as the Company considers pay adjustments for other executives. Within ten days of the Effective Date, the Company shall pay executive a lump sum cash payment equal to $129,807.69. [Number represents back pay owed to the Executive (50% of Annual Salary from 1/15/2018-3/31/2018 ($52,884.62), and 100% of Annual Salary from 4/1/2018-5/26/2018 ($76,923.08)).]

(b)            In accordance with the terms and conditions set out in Exhibit A, the Company shall also pay the Executive additional compensation described in Exhibit A.

(c)            Executive will assist Company in developing the biopharma revenues of Company. In this capacity, Executive will focus on the growth of the biopharma customer base. Executive will be eligible to receive a “Pharma Business Development Bonus” which will be based on the growth of the pharma business revenue. The Pharma Business Development Bonus is a one time bonus that will be paid on or prior to March 15, 2019. The Pharma Business Development Bonus will be equal to 5% of the pharma revenue generated above the pharma revenue target for 2018 of $6,300,000. Mergers and acquisitons, joint ventures and other similar strategic alternative transactions shall be excluded from the calculation of the pharma revenue for purposes of calculation of the Pharma Business Development Bonus.

2.2            Annual Bonus. In addition to the Annual Salary and compensation described in Exhibit A, the Company may, in its sole discretion, award a bonus to the Executive following the end of each fiscal year during the Term based on the Company’s audited financial performance for the fiscal year as well as the Executive’s individual contribution to the Company. The bonus will be established at a targeted eligible payout rate of one hundred percent (100%) of Annual Salary. Any annual bonus payable will be subject to the approval of the Board and shall be paid in accordance with the Company’s normal payroll policies.

2.3            Stock Options and Other Equity Incentives. Subject to approval by the Board of Directors, Executive may be granted stock options or other equity incentives at the sole discretion of the Company. All such options shall be granted pursuant to the terms of the Caris Life Sciences, Ltd. 2012 Incentive Stock Plan and an Option Agreement. Executive shall have the right to exercise any vested options in accordance with the time periods set forth in the Caris Life Sciences, Ltd. 2012 Incentive Stock Plan and the applicable option agreement. Long-term incentive program vehicles such as stock options shall automatically vest, to the extent they are not vested for Executive, upon the Company experiencing a Change of Control as defined in the Caris Life Sciences, LTD 2012 Incentive Plan. Notwithstanding the foregoing, the Company shall grant Executive 10,000,000 options pursuant to the terms of the Share Option Award Agreement attached hereto as Exhibit B within five days of the Effective Date.

2.4            Participation in Employee Benefit Plans.

(a)            At the Executive’s option, the Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, health care or group disability insurance plan, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company (collectively “Benefits”) which may be made generally available to other executive officers of the Company and on such terms as the Benefits are made generally available to such executive officers. This includes the ability for Executive to take vacation and personal business time.

(b)            Benefits are effective as of February I, 2018. Executive will be required to pay the employee portion of the Benefits premium for the period of February 1, 2018 through May 31, 2018, which may be deducted from Executive’s first paycheck.

2.5            Expenses. The Company shall pay or reimburse the Executive for all business expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in each case in accordance with Company policy.

ARTICLE III.
RESTRICTIONS

3.1            Nondisclosure of Confidential Information.

(a)            Recognition of Company Rights: Nondisclosure. For so long as Executive is employed by the Company (whether during the term of this Agreement or after its expiration, the “Employment”), Executive will have access to Confidential Information, including Confidential Information Executive has not accessed prior to the date of this Agreement. Executive recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of the Confidential Information, At all time during the Employment and thereafter, Executive will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Executive’s services for the Company or required in connection with any dispute between Executive and the Company. Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company during Executive’s Employment with the Company. Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Executive’s work at the Company, any Confidential Information and/or any material that incorporates any Confidential Information. Executive hereby assigns to the Company any rights Executive may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of the Company and its assigns.

(b)            Confidential Information. “Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), intellectual property, business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Executive expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its subsidiary, or its customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Executive or by any other person or entity under a duty or obligation to maintain the confidentiality thereof.

(c)            No Improper Use of Information of Prior Employers and Others. During the Employment, Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises, or make available to any employees of the Company, any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. In the performance of Executive’s duties for the Company, Executive will only use information which is (i) generally known and used by persons and expertise comparable to that of Executive, (ii) common knowledge in the industry or otherwise legally in the public domain, or (iii) otherwise provided or developed by the Company. Executive acknowledges that the Company has expressly informed Executive that the Company does not want any access, privilege, benefit or knowledge of such confidential or proprietary information of others. Executive represents and warrants that to Executive’s knowledge Executive has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with Executive’s undertaking Employment with the Company to perform the duties described herein.

(d)            Penalties for Violation of Non-Disclosure Policy. In addition to the legal and equitable remedies set forth herein by applicable law, Executive understands that violation of any non-disclosure provision of this Agreement shall be subject to discipline, up to and including discharge.

3.2            Assignment of Work Product. Any information or innovations, including, but not limited to, inventions, improvements, methods, technology, programs, customer lists, reports, distribution records, brochures, instructions, manuals, processes, etc., which are, during the course of the Employment, conceived, developed, or improved upon by Executive for use by the Company or any of its subsidiaries, alone or in conjunction with other employees or consultants (collectively, the “Work Product”), shall be the exclusive property of the Company, and during the Employment and at all times thereafter, Executive shall not use, duplicate, reveal or take with Executive any such Work Product or other materials of the Company, other than in furtherance of the performance of his duties to the Company, whether under this Agreement or otherwise. To the extent that any of the Work Product is capable of protection by copyright as a “work made for hire” pursuant to the United States Copyright Act, Executive acknowledges that such Work Product is created within the scope of his Employment and, as such, is property of the Company. To the extent that any such Work Product, whether protected by copyright or otherwise, is not a “work made for hire,” Executive hereby assigns to the Company all rights in such material. Executive hereby agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, patent application or other perfection of the Company’s ownership of the Work Product.

3.3            Covenant Not to Compete.

(a)            Business Relationships and Goodwill. Executive acknowledges and agrees that as an employee and representative of the Company, Executive is responsible for building and maintaining business relationships and goodwill with current and future physicians, customers, payors, patients and prospects on a personal level. Executive acknowledges and agrees that such responsibility creates a special relationship of trust and confidence between the Company, Executive, and those persons or entities. Executive further acknowledges that such responsibility creates a high risk and opportunity for Executive to misappropriate these relationships and the goodwill existing between the Company and such persons. Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b)            Consideration. Executive acknowledges and agrees that in exchange for his agreement in Section 3.3(c) below, Executive will receive substantial and valuable consideration from the Company, as set forth herein.

(c)            Scope of Noncompetition Obligation. During the Employment, and for a period of one (1) year after the termination of the Employment for any reason, Executive shall not, directly or indirectly, either acting alone, or as a stockholder, partner, associate, creditor, consultant, adviser, franchiser, franchisee, director, officer, owner, employee or agent of any other person or entity, or in any other capacity, engage in or provide services in purpose or function to those Executive provided to Company to any company engaged in the Same Business (as defined below) in the Territory (as defined below); provided, however, the restriction contained in this Section 3.3 shall not prohibit Executive from owning not more than 1% of the outstanding equity of any class of any entity, so long as Executive does not actively participate in the business of such corporation. For purposes of this section:

(i)	the term “Same Business” shall mean any company that engages or proposes to engage in the Business; and

(ii)	the term “Territory” shall be defined as all geographic area(s) where Executive performed services, and all geographic areas that Executive managed and/or supervised (either directly or indirectly). If Executive is in a position where Executive’s responsibilities are not geographically limited to an assigned location or territory or where Executive is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, management positions, research and developers, and engineers), then Territory means every state where Company does business and/or did business during the term of Executive’s Employment, and all places where the Company had plans or reasonable expectations to do business in the future.

(d)            No Prohibition on Working. Executive acknowledges and agrees that this Agreement does not restrict Executive’s ability to find employment within any geographical area after the termination of the Employment; provided that Executive is not employed in violation of the noncompetition obligations detailed herein.

3.4            Nonsolicitation of Customers. Executive agrees that Executive shall not at any time during the Employment, whether or not initiated by Executive, divert away or attempt to divert away any business from the Company to another company, business, or individual. Further, Executive shall not, for a period of one (1) year following the termination of the Employment for any reason, contact, solicit, attempt to solicit or divert, or attempt to divert business from, either directly or indirectly, any Company Customer which Executive called upon, came into contact with, or became aware of, as a result of Executive’s Employment with Company during the last twelve (12) months Executive’s Employment with Company. “Company Customer” means any person, company, or business that is or was a customer of Company, including but not limited to physicians, payors or other customers.

3.5            Nonrecruitment of Employees. Executive agrees that during the Employment and for a period of one (1) year after termination of the Employment for any reason, Executive shall not, on Executive’s own behalf or on behalf of any other person or entity, hire, solicit, seek to hire, or offer employment to any person who was employed by the Company on the date of termination of the Employment, or who is a current employee of the Company. Executive further agrees that Executive will not, in any other manner attempt, directly or indirectly, to influence, induce, or encourage any person who was employed by the Company on the date of termination of the Employment or who is a current employee of the Company to leave the employment of the Company.

3.6            Non-Interference with Business Relations. Executive agrees that during the Employment, and for a period of two (2) years after the termination of the Employment for any reason, Executive shall not, directly or indirectly, (a) solicit, advise, persuade or otherwise induce any person to participate in or with any entity or person which provides services comparable to those provided by the Company or by facilities managed or owned by the Company or any of its subsidiaries, (b) do anything, intentionally or recklessly, to discredit or otherwise injure the reputation or goodwill of the Company or any of its affiliates or subsidiaries, (c) solicit, induce or attempt to solicit or induce any customer, employee, independent contractor, distributor, manufacturer or other professional or any other business relation of the Company (or any subsidiary) to cease or reduce the level of business between such business relation and the Company (or any subsidiary), or (d) in any way interfere with the Company’s (or any subsidiary’s) relationship with any customer, employee, independent contractor, distributor, manufacturer or other professional or business relation of the Company or subsidiary.

3.7            Reasonableness of Restrictions. Executive acknowledges and agrees that, given the nature of the Business, and the Company’s proposed Business plans, the restrictions imposed upon Executive by this ARTICLE III and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its subsidiaries without unduly restricting Executive. Specifically, Executive acknowledges that the restrictions and covenants contained in this ARTICLE III will not prohibit Executive from pursuing Executive’s career upon termination of Executive’s employment relationship with the Company. If, at the time of enforcement of this Agreement, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. Executive further agrees not to challenge the enforceability or the enforcement of the restrictive covenants in this ARTICLE III.

3.8            Severability. Executive agrees that the non-disclosure, non-competition, and non-solicitation covenants set forth in this ARTICLE III each constitute separate agreements independently supported by good and adequate consideration. If a court of competent jurisdiction determines that any restriction in a clause or provision of this ARTICLE III is void, illegal, or unenforceable, the other clauses and provisions of this ARTICLE III shall remain in full force and effect.

3.9            Return of the Company Property. When Executive’s Employment terminates for any reason, Executive will promptly (within twenty-four (24) hours) deliver to the Company any and all Confidential Information, drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof and any other material containing or disclosing any works made for hire, or third party information. Executive further agrees that any property situated on the Company’s premises and owned by the Company including computers, computer disks and computer hard disk drives and other computer storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information.

3.10            Notification of New Employer. In the event that the Employment is terminated for any reason, Executive hereby consents to the notification by the Company to Executive’s new employer of Executive’s rights and obligations under this ARTICLE III. In addition, for a period of two (2) years after termination of the Employment, in the event that Executive plans to render services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

3.11            Equitable and Other Relief. Executive understands and agrees that, in the event Executive breaches this ARTICLE III, the Company will suffer immediate and irreparable harm that cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation. Executive acknowledges and agrees that such injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled. In addition, the Company shall be entitled to recover its attorneys’ fees and costs from Executive should the Company be required to file suit to enforce its rights under this ARTICLE III, if the Company prevails in such suit.

ARTICLE IV.
TERMINATION

4.1            Upon Death or Disability. This Agreement shall terminate upon the Executive’s death or Disability. For purposes of this Agreement, “Disability” shall mean physical or mental disability of the Executive resulting in the Executive’s inability to perform substantially all of the essential functions of the Executive’s duties and responsibilities with the Company for (i) a period of twelve (12) consecutive weeks, or (ii) for shorter periods aggregating twelve (12) weeks during any twelve-month period. If this Agreement terminates as a result of the Executive’s death or Disability, the Company’s obligation to the Executive or the Executive’s estate shall be limited to the payment of accrued and unpaid Annual Salary earned and any accrued and unpaid Benefits vested up to the date of termination, and in the event of Disability, any disability benefits to which the Executive is entitled hereunder. In addition, upon termination due to death or Disability, the Company shall pay the Executive or the Executive’s estate any annual bonus referred to in Section 2.2 above that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which the Executive was employed, and payable at the same time as the bonus would have otherwise been due had the Executive’s Employment not been terminated.

4.2            Termination for Cause or Voluntary Termination. If the Company terminates the Executive at any time for Cause or if the Executive terminates the Executive’s Employment at any time other than for Good Reason, the Company’s obligation to the Executive shall be limited solely to the payment of accrued and unpaid Annual Salary and any accrued but unpaid Benefits vested earned up to the date of termination. As used in this Agreement, the term “Cause” shall mean any of the following: (i) the Executive’s commission of an act involving dishonesty, lack of loyalty or breach of fiduciary responsibility involving the Company or any affiliate or successor thereof which causes material injury to the business, reputation or financial condition of the Company, (ii) continued and material failure of the Executive to perform the Executive’s duties and responsibilities, which has not been corrected by the Executive within thirty (30) days after the Executive’s receipt of a written notice from the Company specifying such failure in reasonable detail, (iii) any material breach by the Executive of the terms of this Agreement, which has not been corrected, if correctable, by the Executive within thirty (30) days after the Executive’s receipt of a written notice from the Company specifying such breach in reasonable detail, (iv) commission of a misdemeanor which causes material injury to the business, reputation or financial condition of the Company, or (v) commission of a felony. As used in this Agreement, the term “Good Reason” shall mean the voluntary termination of Employment by the Executive with the Company within sixty (60) days after the occurrence of any of the following events, without the Executive’s express written consent: (i) the reduction of the Executive’s Annual Salary, (ii) relocation of the Executive’s primary work location in New York City (provided, Executive may be required to work in Irving, Texas no more than 2 days a week) to a new location greater than 50 miles away, or (iii) any material breach by the Company of the terms of this Agreement which has not been corrected by the Company within thirty (30) days after the Company’s receipt of written notice from the Executive of such breach.

4.3            Termination Without Cause or for Good Reason. If the Company terminates the Executive at any time without Cause or if Executive terminates for Good Reason, the Company shall be obligated to (i) pay the Executive any accrued and unpaid Benefits vested up to the date of termination, (ii) pay the Executive a lump sum equal to six (6) months of the Executive’s then current Annual Salary, (iii) six (6) months of company-paid COBRA, and (iv) pay the Executive any annual bonus referred to in Section 2.2 above that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which the Executive was employed, and payable at the same time as the bonus would have otherwise been due had the Executive’s Employment not been terminated. Further, if the Company terminates the Executive at any time without Cause, the options awarded to the Executive under the Share Option Award Agreement shall immediately vest.

ARTICLE V.
MISCELLANEOUS

5.1            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, address as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein:

(a)	if to the Company, to:

Caris Science, Inc.
750 West John Carpenter Freeway, Suite 800
Irving, TX 75039
Attention: General Counsel

(b)	if to the Executive, to:

Brian Brille
[***]
[***]

Either party may change its address for notice hereunder by notice to the other party hereto.

5.2            Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions and agreements, written or oral, with respect thereto.

5.3            Waivers and Amendments. This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.4            Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Executive and the Executive’s executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that the Executive shall not be entitled to assign any of the Executive’s rights or delegate any of the Executive’s duties under this Agreement. The Executive agrees that this Agreement may be freely assigned by the Company to any person or entity which succeeds to all or any significant portion of the Company’s assets or Business, whether pursuant to a sale of assets, sale of stock, merger or other similar transaction.

5.5            Severability: Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “subsidiary” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.

5.6            Choice of Law. This Agreement shall be governed by, and construed in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Texas.

5.7            Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

5.8            Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9            Indemnification. The Executive shall be entitled to the full benefit of any and all indemnification provisions contained in the Company’s Certificate of Incorporation as amended from time to time, and/or Bylaws, and the Company shall provide indemnification to the Executive to the same extent as it indemnifies any other officer or director of the Company. Irrespective of the provisions in the Company’s Certificate of Incorporation as amended from time to time, or Bylaws, the Company shall indemnify the Executive to the fullest extent provided under applicable law, including but not limited to advancement of expenses to the fullest extent provided by such applicable law(s). As an employee, Executive is also covered under Company’s D&O insurance policies.

5.10            Dispute Resolution. Except as provided below, this dispute resolution provision applies to any dispute, claim or disagreement arising out of or in connection to Executive’s Employment with Company, and including any dispute arising out of or in connection with this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement. This dispute resolution provision applies to a covered dispute that Employer may have against Company or that Executive may have against Company or its officers, directors, shareholders, members, owners, employees, managers, agents and attorneys. This provision does not apply to claims for worker’s compensation, state disability insurance and unemployment insurance benefits; however, it does apply to retaliation claims based upon seeking such benefits. This provision does not apply to claims for employee benefits under any benefit plan covered by the Executive Retirement Income Security Act of 1974 or funded by insurance. This provision does not apply to any claim that an applicable federal statute or applicable federal Executive Order expressly states cannot be arbitrated. Nothing in this Agreement prevents the making of a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, or Office of Federal Contract Compliance Programs. Nothing in this Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Agreement. Nothing in this Agreement prevents or excuses a party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in arbitration.

The parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Employment Mediation Rules. The place of mediation shall be Dallas, Texas. If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as otherwise provided in this Agreement, such arbitration shall be the sole means of dispute resolution. The place of arbitration shall be Dallas, Texas. The arbitration shall be conducted by one arbitrator selected in accordance with the Rules, unless the parties otherwise agree. Any mediator or arbitrator selected under this Section 5.10 shall be a practicing attorney experienced in employment agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates. Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration. The decision of the arbitrator shall be in writing and shall state the reasons therefore. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this section. However, the preceding sentence shall not apply to the “Class Action Waiver” described below. Regardless of anything else in this Agreement and/or the AAA rules or procedures, any dispute relating to the interpretation, applicability, enforceability or formation of the Class Action Waiver may only be determined by a court and not an arbitrator.

Executive and Company agree to bring any claim or dispute in arbitration on an individual basis only, and not as a class or collective action; Executive and Company waive any right for a dispute or claim to be brought, heard, or decided as a class or collective action, and the arbitrator has no power or authority to preside over a class or collective action (“Class Action Waiver”).

Notwithstanding anything in this Section 5.10 to the contrary, each party shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 5.10, even if a similar or related matter has already been referred to mediation or arbitration in accordance with the terms of this Section 5.10. Venue for any action permitted to be brought in court under this Section 5.10 shall be the appropriate state and federal courts located in Dallas County, Texas.

5.11            Disclosures. Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Executive is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

5.12            Representation. The Executive has consulted with and relied upon independent legal counsel in determining whether to sign this Agreement, and has not relied upon the company nor the company’s counsel to represent the Executive’s interests.

Upon execution of this Agreement and thereafter, Company covenants and agrees that it shall provide Executive with Confidential Information as defined herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CARIS LIFE SCIENCES, INC.

By:	/s/ David D. Halbert
Name:	David D. Halbert
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Brian Brille
Brian Brille

Exhibit A